EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 187 to Registration Statement No. 002-27962 on Form N-1A of our report dated January 18, 2019, relating to the financial statements and financial highlights of Eaton Vance Hedged Stock Fund, one of the funds constituting Eaton Vance Special Investment Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 28, 2019